Exhibit 99.1

NEWS RELEASE

For additional information, contact:

Oncor Communications: 877.426.1616

Oncor Investor Relations: 214.486.6035

ONCOR REPORTS FIRST QUARTER 2024 RESULTS

DALLAS (May 7, 2024) — Oncor Electric Delivery Company LLC (“Oncor”) today reported three months ended March 31, 2024 net income of $225 million compared to reported three months ended March 31, 2023 net income of $103 million. This $122 million increase was driven by higher revenues primarily due to updated interim rates to reflect increases in invested capital, increases in transmission billing units, higher customer consumption partially attributable to weather, new base rates implemented May 1, 2023 and customer growth, and the write-off of rate base disallowances recorded in the first quarter of 2023, partially offset by higher costs associated with increases in invested capital (primarily borrowing costs and depreciation) and higher operation and maintenance expense (primarily regulatory asset amortization and self-insurance reserve accrual recovery amounts in new base rates). Financial and operational results are provided in Tables A, B, C and D below.

“We are proud to announce Oncor’s solid financial performance in the first quarter of 2024. Our continued focus on operational excellence is evident in our strong safety and reliability metrics during the quarter,” said Oncor CEO Allen Nye. “Our team worked hard to prepare our System Resiliency Plan filing. This strategic initiative, with almost $3 billion in capital expenditures and over $500 million in operation and maintenance expense earmarked for critical investments in system hardening and modernization, cybersecurity, wildfire mitigation, and other investments designed to make the grid more secure, reliable, and resilient, reflects our commitment to fortifying our infrastructure for the future. Pending approval from the Public Utility Commission of Texas, we anticipate launching these investments in 2025, to be rolled out over three years. This plan is not just an investment in infrastructure; it’s an investment in creating a more secure and more intelligent grid that is better able to withstand and more quickly recover from the wide range of threats impacting our customers.”

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Oncor 1616 Woodall Rodgers Freeway Dallas, Texas 75202 oncor.com

System Resiliency Plan (“SRP”) Filed

Yesterday, Oncor filed its first SRP for Public Utility Commission of Texas (“PUCT”) approval. Oncor’s SRP (PUCT Docket No. 56545) requests approval of approximately $2.9 billion in capital investment and $520 million in operation and maintenance (“O&M”) expenses over a three-year period to enhance the resiliency of its transmission and distribution system. The three-year period will commence upon PUCT approval of the plan, but is anticipated to be for the years 2025 through 2027. The proposed SRP requests capital investment and O&M spend for the following key resiliency measures:

•

Overhead and Underground Resiliency and Modernization – Approximately $1.830 billion in proposed spend to modernize and harden legacy overhead system (poles, crossarms, lightning protection and capacity) and underground system with injection/replacement and switchgear automation;

•

Continued Optimization of Distribution Automation – Approximately $510 million in proposed spend to enable, expand and optimize distribution automation through new ties, capacity and intelligent switches;

•

Expanded Vegetation Management (“VM”) – Approximately $285 million in proposed spend to expand VM along laterals and leverage remote-sensing capabilities such as satellite and laser imaging, detection and ranging, commonly known as LiDAR;

•

Enhanced Cybersecurity Risk Mitigation – Approximately $525 million in proposed spend to enhance cybersecurity risk mitigation, enhance and secure Oncor’s digital backbone infrastructure and other measures;

•	Improved Physical Security – Approximately $80 million in proposed spend to improve physical security, including video and event correlation systems and asset protection; and

•

Enhanced Wildfire Mitigation – Oncor estimates that approximately $900 million of the total proposed spend under the SRP will enhance its wildfire mitigation efforts, consisting of $182 million in specific wildfire mitigation measures as well as the implementation of the overhead and underground resiliency and modernization and expanded distribution automation measures described above in areas at the highest risk for wildfires. The SRP offers Oncor an opportunity to advance and accelerate its wildfire mitigation strategies through additional investments in fire safe device deployment, advanced wildfire risk modeling, and strengthening, modernization and protection of assets in wildfire mitigation zones.

Oncor further believes these measures will provide a substantial reduction in outage minutes for customers, while also expanding and accelerating Oncor’s efforts around wildfire risk mitigation, the security of the grid, vegetation management and the expanded deployment of smart grid technologies. These investments, if approved, are expected to enable Oncor’s transmission and distribution system to better withstand and more quickly recover from the wide range of extreme weather conditions and other risks Oncor experiences across its diverse service area.

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The statute provides that the PUCT will review and approve, modify or deny a filed plan within 180 days. Oncor cannot predict the outcome of the proceeding. To the extent Oncor’s SRP is approved by the PUCT, Oncor intends to recover distribution-related costs through its interim distribution cost recovery factor adjustments, with the unrecovered distribution-related O&M expenses, depreciation expenses and return on the capital to be recognized as a regulatory asset.

The amount of capital expenditures ultimately approved as part of Oncor’s SRP program, would be incremental to Oncor’s $24.2 billion of planned capex for the five-year period 2024-2028 announced earlier this year.

Operational Highlights and Growth

Throughout its operations, reliability and safety remain a primary focus at Oncor. For the industry’s primary benchmark for reliability, System Average Interruption Duration Index (non-storm), Oncor’s customers continued to see a decrease in the average minutes of outage in the twelve months ended March 31, 2024 compared to the twelve months ended March 31, 2023. On the safety front, Oncor’s Days Away, Restricted and Transferred Rate and Preventable Vehicle Accident Rate decreased 26% and 61%, respectively, in the first quarter of 2024 as compared to the first quarter of 2023.

Ongoing growth within Texas as a whole, and within Oncor’s service territory, continues to be a driver of operational activity. Oncor increased its premise count by 18,000 in the first quarter of 2024 as compared to 17,000 in the first quarter of 2023, and at the end of April reached a milestone in exceeding four million premises. Additionally, Oncor placed approximately $161 million of transmission projects into service in the first quarter of 2024 as compared to placing approximately $94 million of transmission projects into service in the first quarter of 2023. The continued growth across Oncor’s service territory resulted in the construction or upgrading of approximately 24 circuit miles of transmission lines and included 9 major substation projects and 3 major switching station projects, all being placed into service in the first quarter of 2024.

At March 31, 2024, Oncor had 781 active generation and large commercial and industrial (“LC&I” and also known as retail) transmission point of interconnection (“POI”) requests in queue, representing a 20% increase as compared to March 31, 2023. Of the 482 active generation POI requests in queue at March 31, 2024, 46% are solar, 42% are storage, 9% are wind and 3% are gas. LC&I requests come from customers across a diverse group of industries, including many with electricity loads that represent the potential for hundreds of megawatts of new electric load, such as data centers. Of the 299 active LC&I transmission POI requests in Oncor’s queue, more than 25% of the projects represent large load customers that in the aggregate represent over 40 gigawatts of potential load.

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In order to address the increased growth in Texas, the Electric Reliability Council of Texas, Inc. (“ERCOT”) recently announced new load forecasting and planning processes. Relying on House Bill 5066 passed in the 2023 Texas legislative session, ERCOT now includes prospective load identified by transmission service providers like Oncor. As part of the new planning processes, ERCOT announced last month that it is studying load growth that could result in a peak demand of approximately 152 gigawatts in 2030. Previously, ERCOT had projected a peak demand of approximately 111 gigawatts by 2029.

Oncor anticipates that approximately 40% of the 2030 load being studied by ERCOT is in Oncor’s service territory. Oncor’s current five-year capital plan of $24.2 billion (not including amounts approved in its SRP filings) was developed with the anticipation of some but not all of the capital investment that would be needed to support this growth. The number of generation and LC&I customers seeking interconnection has grown since the capital plan was developed.

As part of its annual renewal process, Oncor recently secured excess liability policies that maintain $300 million of coverage for wildfire for the period May 1, 2024 through May 1, 2025.

Liquidity

As of May 6, 2024, Oncor’s available liquidity, consisting of cash on hand and available borrowing capacity under its existing credit facilities, commercial paper program and accounts receivable facility (“AR Facility”), totaled $2.1 billion. Oncor expects cash flows from operations combined with long-term debt issuances and borrowings under credit agreements as well as availability under its existing credit facilities, commercial paper program and AR Facility to be sufficient to fund current obligations, projected working capital requirements, maturities of long-term debt and capital expenditures for at least the next twelve months.

Sempra Internet Broadcast Today

Sempra (NYSE: SRE) (BMV: SRE) will broadcast a live discussion of its earnings results over the Internet today at 12 p.m. ET, which will include discussion of first quarter 2024 results and other information relating to Oncor. Oncor Chief Executive Allen Nye will also participate in the broadcast. Access to the broadcast is available by logging onto the Investors section of Sempra’s website, sempra.com/investors. Prior to the conference call, an accompanying slide presentation will be posted on sempra.com/investors. For those unable to participate in the live webcast, it will be available on replay a few hours after its conclusion at sempra.com/investors.

Quarterly Report on Form 10-Q

Oncor’s Quarterly Report on Form 10-Q for the period ended March 31, 2024 will be filed with the U.S. Securities and Exchange Commission after Sempra’s conference call and once filed, will be available on Oncor’s website, oncor.com.

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Oncor Electric Delivery Company LLC

Table A – Condensed Statements of Consolidated Income (Unaudited)

Three Months Ended March 31, 2024 and 2023

	Three Months Ended March 31,
	2024	2023
	(dollars in millions)
Operating revenues	$1,458	$1,292

Operating expenses:
Wholesale transmission service	351	321
Operation and maintenance	299	263
Depreciation and amortization	257	240
Provision in lieu of income taxes	47	27
Taxes other than amounts related to income taxes	144	145
Write-off of rate base disallowances	—	55

Total operating expenses	1,098	1,051

Operating income	360	241
Other (income) and deductions – net	(14)	7
Non-operating benefit in lieu of income taxes	(1)	(6)
Interest expense and related charges	150	123
Write-off of non-operating rate base disallowances	—	14

Net income	$225	$103

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Oncor Electric Delivery Company LLC

Table B – Condensed Statements of Consolidated Cash Flows (Unaudited)

Three Months Ended March 31, 2024 and 2023

	Three Months Ended March 31,
	2024	2023
	(dollars in millions)
Cash flows — operating activities:
Net income	$225	$103
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization, including regulatory amortization	299	260
Write-off of rate base disallowances	—	69
Provision in lieu of deferred income taxes – net	20	—
Changes in operating assets and liabilities:
Accounts receivable	6	70
Inventories	(14)	(18)
Accounts payable – trade	(6)	32
Regulatory assets – deferred revenues	(6)	(38)
Regulatory assets – self-insurance reserve	(11)	(104)
Other assets and liabilities	(49)	(113)

Cash provided by operating activities	464	261

Cash flows — financing activities:
Issuances of senior secured notes	—	352
Borrowings under term loans	—	775
Repayments under term loans	—	(100)
Borrowings under AR Facility	300	—
Borrowings under $500M Credit Facility	500	—
Net change in short-term borrowings	(282)	(198)
Contributions from members	240	106
Distributions to members	(125)	(106)
Debt discount, financing and reacquisition costs – net	(2)	(3)

Cash provided by financing activities	631	826

Cash flows — investing activities:
Capital expenditures	(1,109)	(977)
Sales tax audit settlement refund	56	—
Other – net	11	12

Cash used in investing activities	(1,042)	(965)

Net change in cash, cash equivalents and restricted cash	53	122
Cash, cash equivalents and restricted cash — beginning balance	151	98

Cash, cash equivalents and restricted cash — ending balance	$204	$220

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Oncor Electric Delivery Company LLC

Table C – Condensed Consolidated Balance Sheets (Unaudited)

At March 31, 2024 and December 31, 2023

	At March 31,	At December 31,
	2024	2023
	(dollars in millions)
ASSETS
Current assets:
Cash and cash equivalents	$53	$19
Restricted cash, current	34	24
Accounts receivable – net	945	944
Amounts receivable from members related to income taxes	—	4
Materials and supplies inventories – at average cost	355	341
Prepayments and other current assets	127	101

Total current assets	1,514	1,433
Restricted cash, noncurrent	117	108
Investments and other property	167	158
Property, plant and equipment – net	28,837	28,057
Goodwill	4,740	4,740
Regulatory assets	1,518	1,556
Right-of-use operating lease and other assets	146	142

Total assets	$37,039	$36,194

LIABILITIES AND MEMBERSHIP INTERESTS
Current liabilities:
Short-term borrowings	$—	$282
Long-term debt, current	317	—
Accounts payable – trade	605	600
Amounts payable to members related to income taxes	51	27
Accrued taxes other than amounts related to income	99	261
Accrued interest	184	117
Operating lease and other current liabilities	330	338

Total current liabilities	1,586	1,625
Long-term debt, noncurrent	13,782	13,294
Liability in lieu of deferred income taxes	2,360	2,320
Regulatory liabilities	2,982	3,000
Employee benefit plan obligations	1,435	1,442
Operating lease and other obligations	345	305

Total liabilities	22,490	21,986

Commitments and contingencies
Membership interests:
Capital account — number of units outstanding 2024 and 2023 – 635,000,000	14,728	14,388
Accumulated other comprehensive loss	(179)	(180)

Total membership interests	14,549	14,208

Total liabilities and membership interests	$37,039	$36,194

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Oncor Electric Delivery Company LLC

Table D – Operating Revenues and Statistics

Three Months Ended March 31, 2024 and 2023 (unless otherwise noted); mixed measures

	Twelve Months Ended March 31,		%
	2024	2023	Change
Reliability statistics (a):
System Average Interruption Duration Index (SAIDI) (non-storm)	71.0	71.9	(1.3)
System Average Interruption Frequency Index (SAIFI) (non-storm)	1.0	1.1	(9.1)
Customer Average Interruption Duration Index (CAIDI) (non-storm)	71.0	63.7	11.5
Electricity points of delivery (end of period and in thousands):
Electricity distribution points of delivery (based on number of active meters)	3,988	3,912	1.9

	Three Months Ended March 31,		Increase
	2024	2023	(Decrease)
Residential system weighted weather data (b):
Cooling degree days	25	31	(6)
Heating degree days	453	376	77

	Three Months Ended March 31,		%
	2024	2023	Change
Operating statistics:
Electric energy volumes (gigawatt-hours)
Residential	10,465	9,685	8.1
Commercial, industrial, small business and other	26,848	25,094	7.0

Total electric energy volumes	37,313	34,779	7.3

	Three Months Ended March 31,
	2024	2023
Operating revenues ($ millions)
Revenues contributing to earnings:
Distribution base revenues
Residential (c)	$329	$243
Large commercial & industrial (d)	305	270
Other (e)	29	38

Total distribution base revenues (f)	663	551

Transmission base revenues (TCOS revenues)
Billed to third-party wholesale customers	262	250
Billed to REPs serving Oncor distribution customers, through TCRF	144	141

Total TCOS revenues	406	391

Other miscellaneous revenues	24	17

Total revenues contributing to earnings	1,093	959

Revenues collected for pass-through expenses:
TCRF – third-party wholesale transmission service	351	321
EECRF and other revenues	14	12

Total revenues collected for pass-through expenses	365	333

Total operating revenues	$1,458	$1,292

(a)

SAIDI is the average number of minutes electric service is interrupted per consumer in a twelve-month period. SAIFI is the average number of electric service interruptions per consumer in a twelve-month period. CAIDI is the average duration in minutes per electric service interruption in a twelve-month period. In each case, Oncor’s non-storm reliability performance reflects electric service interruptions of one minute or more per customer. Each of these results excludes outages during significant storm events.

(b)

Degree days are measures of how warm or cold it is throughout Oncor’s service territory. A degree day compares the average of the hourly outdoor temperatures during each day to a 65° Fahrenheit standard temperature. The more extreme the outside temperature, the higher the number of degree days. A high number of degree days generally results in higher levels of energy use for space cooling or heating.

(c)

Distribution base revenues from residential customers are generally based on actual monthly consumption (kWh). On a weather-normalized basis, distribution base revenues from residential customers increased 29.8% in the three months ended March 31, 2024 as compared to the three months ended March 31, 2023.

(d)

Depending on size and annual load factor, distribution revenues from LC&I customers are based either on actual monthly demand (kilowatts) or the greater of actual monthly demand (kilowatts) or 80% of peak monthly demand during the prior eleven months.

(e)

Includes distribution base revenues from small business customers whose billing is generally based on actual monthly consumption (kWh), lighting sites and other miscellaneous distribution base revenues.

(f)

The 20.3% increase in distribution base revenues in the three months ended March 31, 2024 as compared to the three months ended March 31, 2023 (18.0% increase on a weather-normalized basis) primarily reflects updated interim distribution cost recovery factor rates, new base rates implemented May 1, 2023, higher customer consumption partially attributable to weather and growth in points of delivery.

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Headquartered in Dallas, Oncor Electric Delivery Company LLC is a regulated electricity transmission and distribution business that uses superior asset management skills to provide reliable electricity delivery to consumers. Oncor (together with its subsidiaries) operates the largest transmission and distribution system in Texas, delivering electricity to more than 4 million homes and businesses and operating more than 143,000 circuit miles of transmission and distribution lines in Texas. While Oncor is owned by two investors (indirect majority owner, Sempra, and minority owner, Texas Transmission Investment LLC), Oncor is managed by its Board of Directors, which is comprised of a majority of disinterested directors.

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Forward-Looking Statements

This news release contains forward-looking statements relating to Oncor within the meaning of the Private Securities Litigation Reform Act of 1995, which are subject to risks and uncertainties. All statements, other than statements of historical facts, that are included in this news release, as well as statements made in presentations, in response to questions or otherwise, that address activities, events or developments that Oncor expects or anticipates to occur in the future, including such matters as projections, capital allocation, future capital expenditures, business strategy, competitive strengths, goals, future acquisitions or dispositions, development or operation of facilities, market and industry developments and the growth of Oncor’s business and operations (often, but not always, through the use of words or phrases such as “intends,” “plans,” “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimated,” “forecast,” “should,” “projection,” “target,” “goal,” “objective” and “outlook”), are forward-looking statements. Although Oncor believes that in making any such forward-looking statement its expectations are based on reasonable assumptions, any such forward-looking statement involves risks, uncertainties and assumptions. Factors that could cause Oncor’s actual results to differ materially from those projected in such forward-looking statements include: legislation, governmental policies and orders, and regulatory actions; legal and administrative proceedings and settlements, including the exercise of equitable powers by courts; weather conditions and other natural phenomena, including any weather impacts due to climate change; acts of sabotage, wars, terrorist activities, cybersecurity attacks, wildfires, fires, explosions, hazards customary to the industry, or other emergency events and the possibility that Oncor may not have adequate insurance to cover losses or third-party liabilities related to any such event; actions by credit rating agencies; health epidemics and pandemics, including their impact on Oncor’s business and the economy in general; interrupted or degraded service on key technology platforms, facilities failures, or equipment interruptions; economic conditions, including the impact of a recessionary environment, inflation, supply chain disruptions, competition for goods and services, service provider availability, and labor availability and cost; unanticipated population growth or decline, or changes in market demand and demographic patterns, particularly in the ERCOT region; ERCOT grid needs and ERCOT market conditions, including insufficient electric capacity within ERCOT or disruptions at power generation facilities that supply power within ERCOT; changes in business strategy, development plans or vendor relationships; changes in interest rates or rates of inflation; significant changes in operating expenses, liquidity needs and/or capital expenditures; inability of various counterparties to meet their financial and other obligations to Oncor, including failure of counterparties to timely perform under agreements; general industry and ERCOT trends; significant decreases in demand or consumption of electricity delivered by Oncor, including as a result of increased consumer use of third-party distributed energy resources or other technologies; changes in technology used by and services offered by Oncor; significant changes in Oncor’s relationship with its employees, including the availability of qualified personnel, and the potential adverse effects if labor disputes or grievances were to occur; changes in assumptions used to estimate costs of providing employee benefits, including pension and retiree benefits, and future funding requirements related thereto; significant changes in accounting policies or critical accounting estimates material to Oncor; commercial bank and financial market conditions, macroeconomic conditions, access to capital, the cost of such capital, and the results of financing and refinancing efforts, including availability of funds and the potential impact of any disruptions in U.S. capital and credit markets; circumstances which may contribute to future impairment of goodwill, intangible or other long-lived assets; financial and other restrictions under Oncor’s debt agreements; Oncor’s ability to generate sufficient cash flow to make interest payments on its debt instruments; and Oncor’s ability to effectively execute its operational strategy.

Further discussion of risks and uncertainties that could cause actual results to differ materially from management’s current projections, forecasts, estimates and expectations is contained in filings made by Oncor with the U.S. Securities and Exchange Commission. Specifically, Oncor makes reference to the section entitled “Risk Factors” in its annual and quarterly reports. Any forward-looking statement speaks only as of the date on which it is made, and, except as may be required by law, Oncor undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for Oncor to predict all of them; nor can it assess the impact of each such factor or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. As such, you should not unduly rely on such forward-looking statements.

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